Exhibit 99.1

RESCISSION OFFER ELECTION FORM

Dear Prosper Member:

This e-mail and the attached document, called a Form S-1 Prospectus, contain important information.

We are sending you these materials because you purchased one or more of our Borrower Payment Dependent Notes (“Notes”) during the period beginning July 10, 2010 and ending August 5, 2010 (the “Purchase Period”) while you were a resident of the State of Florida. During the Purchase Period, we inadvertently allowed our registration to offer Notes in Florida to expire.

We are offering to buy back each Note you purchased from us during the Purchase Period (each, a “Rescission Note”).  This offer is called a “Rescission Offer.” If you accept the Rescission Offer and have not resold your Rescission Note on the Folio Investing Note Trader Platform (the “Note Trader Platform”), we will repurchase the Rescission Note at a purchase price equal to the outstanding principal balance of the Rescission Note as of [date that is 30 days from date of the email] (the “Expiration Date”).  If you have resold your Rescission Note on the Note Trader Platform, you can still accept the Rescission Offer.  But in that case, instead of repurchasing the Rescission Note, we will make a payment to you equal to the amount, if any, by which the price you paid to purchase the Rescission Note exceeds the price you received for reselling the Note on the Note Trader Platform.  In either case, you will also be entitled to interest on the original purchase price of the Rescission Note at a rate of 6% per annum from the date you purchased the Rescission Note through the Expiration Date; provided, however, that you are only entitled to receive this interest payment if and to the extent the amount of such interest exceeds the total interest, late fees and other fees you have received with respect to the Rescission Note as of the Expiration Date.

We are making the Rescission Offer because we were instructed by the Florida Office of Financial Regulation that such an offer is required under Section 517.211(1), Florida Statutes as a result of our registration in Florida having lapsed during the Purchase Period. To help you further understand this offer, please review the attached Prospectus. We urge you to review the Prospectus carefully before deciding whether or not to accept the Rescission Offer.

The deadline for accepting the Rescission Offer is 5:00 P.M., Pacific Time, [Expiration Date]. We encourage you to read the entire Prospectus for complete information. If you have questions after reading this material, please call us at 1-866-615-6319, Monday through Friday between the hours of 8:00 a.m. and 5:00 p.m., Pacific Time, or email us at florida@prosper.com.

WE URGE YOU TO REVIEW THE PROSPECTUS CAREFULLY BEFORE DECIDING WHETHER TO ACCEPT OR REJECT THE RESCISSION OFFER.

IF YOU WISH TO ACCEPT THE RESCISSION OFFER, PLEASE CLICK ON THE BUTTON BELOW LABELED “I ACCEPT RESCISSION OFFER” BY 5:00 P.M., PACIFIC TIME, ON [Expiration Date], WHICH IS THE EXPIRATION DATE.  IF YOU DO SO, WE WILL SEND YOU AN EMAIL CONFIRMING YOUR ACCEPTANCE OF THE RESCISSION OFFER.

IF YOU WISH TO REJECT THE RESCISSION OFFER, YOU DO NOT NEED TO DO ANYTHING.

Ladies and Gentlemen:

          By clicking on the button below, I acknowledges receipt of a prospectus dated [Prospectus date] (the “Prospectus”), of Prosper Marketplace, Inc. (the “Company”), pursuant to which the Company offers to rescind (the “Rescission Offer”) the purchase of Borrower Payment Dependent Notes of the Company acquired by me from the Company during the period beginning on July 10, 2010 and ending on August 5, 2010 (the “Purchase Period”) while I was a resident of the State of Florida (each, a “Rescission Note”).

          Subject to the terms and conditions of the Rescission Offer, I hereby elect to accept the Rescission Offer and to receive for each Rescission Note I purchased during the Rescission Period an amount equal to (i) (A) if I have not resold the Rescission Note on the Folio Investing Note Trader Platform (the “Note Trader Platform”), the outstanding principal balance of the Rescission Note as of [Expiration Date] (the “Expiration Date”), or (B) if I have resold the Rescission Note on the Note Trader Platform, the amount, if any, by which the price I paid for the Rescission Note exceeds the price I received for reselling the Rescission Note;, plus, in either case, (ii) interest at a rate of 6% per annum on the original purchase price I paid for the Rescission Note from the date I purchased the Rescission Note through the Expiration Date; provided, however, that I am only entitled to receive this interest payment if and to the extent the amount of such interest exceeds the total interest, late fees and other fees I have received with respect to the Rescission Note as of the Expiration Date. I hereby acknowledge that it may take up to 14 days following the Expiration Date before I receive any proceeds from the Rescission Offer and that all amounts will be paid to me in U.S. dollars.

[button]                      I ACCEPT THE RESCISSION OFFER